Exhibit 15
November 13, 2006
Realogy Corporation
One Campus Drive
Parsippany, New Jersey
We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Realogy Corporation and subsidiaries (the “Company) for the three and nine-month periods ended September 30, 2006 and 2005, as indicated in our report dated November 13, 2006 (which report included an explanatory paragraph related to the fact that the Company, prior to its separation from Cendant Corporation (“Cendant”) was comprised of the assets and liabilities used in managing and operating the real estate services businesses of Cendant, as discussed in Note 1 to the condensed consolidated and combined interim financial statements; and that included in Notes 12 and 13 to the condensed consolidated and combined interim financial statements is a summary of transactions with related parties); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in Realogy Corporation’s Registration Statement No. 333-136057 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
* * *